EXHIBIT 99.1

	Investor Contact:	Teri Miller
(954) 308-8216
terilmiller@spherion.com

	Media Contact:	Kip Havel
FOR IMMEDIATE RELEASE		(800) 422-3819
kiphavel@spherion.com

SPHERION BOARD AUTHORIZES PROGRAM TO REPURCHASE UP TO 6 MILLION SHARES

     FORT LAUDERDALE, Fla., May 24, 2005 — Spherion Corporation (NYSE: SFN) today announced that its Board of Directors has authorized the repurchase of up to 6 million shares or approximately 10% of the Company’s outstanding common stock. Share repurchases will be made, from time to time, in open-market transactions, in privately negotiated transactions and through purchases made in accordance with Rule 10b-18 and/or 10b5-1 under the Securities and Exchange Act of 1934 based on general business, market conditions and other factors. The repurchase program does not require Spherion to acquire any specific number of shares and may be terminated at any time.

     Spherion President and Chief Executive Officer Roy Krause commented, “The Spherion management team and Board of Directors remain committed to creating long-term value for our shareholders. This new program reflects our confidence in the future of our Company, prospects for continued growth and strong financial position.”

About Spherion

     Spherion Corporation is a leader in the staffing industry in North America, providing value-added staffing, recruiting and workforce solutions. Spherion has helped companies improve their bottom line by efficiently planning, acquiring and optimizing talent since 1946. To learn more, visit www.spherion.com.

     This release contains statements that are forward looking in nature and, accordingly, are subject to risks and uncertainties. Factors that could cause future results to differ from current expectations include risks associated with: Competition – our business operates in highly competitive markets with low barriers to entry; Economic conditions – a significant economic downturn could result in our clients using fewer temporary employees or the loss or bankruptcy of a significant client could materially adversely affect our business results; Technology investments – our investment in technology initiatives may not yield their intended results; Debt compliance – failure to meet certain covenant requirements under our credit facility could impact part or all of our availability to borrow; Disposition of businesses — the disposition of businesses previously sold, or in the process of being sold, may create future liabilities related to contract indemnifications; Termination provisions — certain contracts contain termination provisions and pricing risks; Tax filings – regulatory challenges to our tax filing positions could result in additional taxes; Corporate strategy – we may not achieve the intended effect of our business strategy; Litigation – we are a defendant in a variety of litigation and other actions from time to time and we may be exposed to employment–related claims and costs; Other — business risks associated with international operations could make those operations more costly; government regulation may increase our costs; failure or inability to perform under customer contracts could result in damage to our reputation and give rise to legal claims; our business is dependent upon the availability of qualified personnel; and managing or integrating any future acquisitions may strain our resources. These and additional factors discussed in this release and in Spherion’s filings with the Securities and Exchange Commission could cause the Company’s actual results to differ materially from any projections contained in this release.